Exhibit 4.2

AMENDMENT TO

THE HACKETT GROUP, INC. 1998 STOCK OPTION AND INCENTIVE PLAN

(Amended and Restated as of March 13, 2015)

This Amendment (the “Amendment”) to The Hackett Group, Inc. 1998 Stock Option and Incentive Plan, as amended and restated as of March 13, 2015 (the “Plan”), which (i) increases the sublimit under the Plan for restricted stock and restricted stock unit issuances by 1,200,000 shares and (ii) increases the total number of shares authorized for issuance under the Plan by 1,200,000 shares, was adopted by the Board of Directors of The Hackett Group, Inc. (the “Company”) on March 10, 2017, and is effective as of May 3, 2017, the date on which the Amendment received approval of the stockholders of the Company.

The Plan hereby is amended by deleting Section 4.1 and replacing it in its entirety as follows:

“4.1 Plan Limits.

Subject to adjustment in accordance with Section 18, the maximum number of shares of Stock that may be issued for all purposes under the Plan shall be the aggregate of (i) 21,667,536 shares and (ii) any shares of Stock that are represented by awards previously granted by the Company, including awards granted under The Hackett Group, Inc. 1998 Stock Option Plan and The Hackett Group, Inc. Restricted Stock Plan as of the Effective Date. Stock to be issued under the Plan may be authorized and unissued shares, issued shares that have been reacquired by the Company (in the open-market or in private transactions) and that are being held in treasury, or a combination thereof. All of the Stock subject to the Plan may be issued as Incentive Stock Options. The maximum number of shares of Stock that may be granted pursuant to grant of (i) Restricted Stock, (ii) Restricted Stock Units or (iii) Other Awards shall not exceed 17,830,237.”

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To record adoption of the Amendment of the Plan by the Board of Directors as of March 10, 2017, and approval of the Amendment by the stockholders of the Company on May 3, 2017, the Company has caused its authorized officer to execute this Amendment to the Plan.

The Hackett Group, Inc.

/s/ Frank A. Zomerfeld
Name: Frank A. Zomerfeld
Title: Secretary

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